Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com

AutoNation Extends Mike Jackson’s Contract

•	Jackson expected to transition from Chairman, CEO and President to Executive Chairman in 2019

•	AutoNation extends Mike Jackson’s contract through 2021 as Executive Chairman

•	AutoNation Board of Directors will lead a succession process for a new CEO and President

FORT LAUDERDALE, Fla., (September 19, 2018) — AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that Mike Jackson, Chairman, CEO and President, has extended his contract with the Company as Executive Chairman. The Company also announced that the Board of Directors has retained the executive search and leadership advisory firm, Spencer Stuart, to support the CEO succession process, which will consider both internal and external candidates. Mr. Jackson will continue to lead the Company in his current role as Chairman, CEO and President during the succession process.
When AutoNation’s Founder, H. Wayne Huizenga hired Mr. Jackson in 1999 to be CEO, the automotive retail industry was changed forever. In his almost 20 years as the transformational leader of AutoNation, Mr. Jackson solidified the Company’s position as the largest automotive retailer in America, selling the most vehicles ever, with an innovative digital strategy unmatched in the industry. He expects each associate to strive for a peerless customer experience, a peerless commitment to their fellow associates, and a peerless commitment to their community through the Drive Pink cancer initiative. This is evident with milestones the Company has reached during his tenure. AutoNation has sold over 11 million vehicles, serviced over 40 million customer vehicles, and has raised nearly $15 million dollars for cancer-related charities from coast to coast. Mr. Jackson took a fragmented group of dealerships with legacy regional names, implemented industry-leading, customer-friendly common practices, and rebranded them with the AutoNation name, creating a highly successful and recognizable brand. AutoNation has been the number one automotive retailer for the last two decades. No other automotive retailer has been able to replicate what Mr. Jackson accomplished at AutoNation. In July of this year Mr. Jackson was inducted into the Automotive Hall of Fame.
Mr. Jackson is an industry disruptor and innovator. He is considered one of the most influential and effective leaders in the automotive industry. When the industry needed an advocate in the halls of the Treasury during the 2008 crisis, Mr. Jackson was there. When the collective dealer body needed a leader to speak to manufacturers on matters such as inventory levels and disruptive incentive programs, Mr. Jackson was there. When customers needed someone to voice their needs and expectations to manufacturers, Mr. Jackson sat down and had those conversations.
“Not only is Mike Jackson an inspirational and visionary corporate leader who is personally responsible for many automotive firsts, he’s been the respected voice of the automotive industry for the last 20 years,” said Michael Larson, AutoNation’s lead independent director. “AutoNation’s Board will initiate its search for the next CEO who can take the baton from Mike and lead AutoNation into its next phase of continued growth and success.”
“AutoNation is the retail automotive industry leader. The Company is ready for its next chapter with a strong foundation, a coast to coast brand, a comprehensive Brand Extension strategy, and a transformational digital consumer car buying experience,” said Mike Jackson.
Mr. Jackson went on to say, “While the Board commences its succession process, we will remain focused on delivering a peerless customer experience and executing our Brand Extension and digital strategies.”

About AutoNation, Inc.
AutoNation, America’s largest automotive retailer, is transforming the automotive industry through its bold leadership, innovation, and comprehensive brand extensions. As of June 30, 2018, AutoNation owned and operated over 325 locations from coast to coast. AutoNation has sold over 11 million vehicles, the first automotive retailer to reach this milestone. AutoNation’s success is driven by a commitment to delivering a peerless experience through customer-focused sales and service processes. Through its Drive Pink initiative, AutoNation is committed to drive out cancer, create awareness and support critical research. AutoNation continues to be a proud supporter of the Breast Cancer Research Foundation and other cancer-related charities.
Please visit investors.autonation.com, www.autonation.com, www.autonationdrive.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.
FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “goals,” “plans,” “believes,” “continues,” “may,” “will,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements regarding CEO succession planning, our strategic initiatives, including our brand extension strategies, and expectations for future results and the future performance of our franchises and the automotive retail industry, as well as other statements that describe our objectives, goals, or plans are forward-looking statements. Our forward-looking statements reflect our current expectations concerning future results and events, and they involve known and unknown risks, uncertainties and other factors that are difficult to predict and may cause our actual results, performance or achievements to be materially different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: our ability to identify and recruit potential candidates; economic conditions, including changes in interest rates, fuel prices, and tariffs; new and used vehicle margins; the success and financial viability and the incentive and marketing programs of vehicle manufacturers and distributors with which we hold franchises; our ability to successfully implement, and customer adoption of, our brand extension strategies; our ability to identify, acquire, and build out suitable locations in a timely manner; our ability to maintain and enhance our retail brands and reputation and to attract consumers to our own digital channels; regulatory factors affecting our business; and other factors described in our news releases and filings made under the securities laws, including, among others, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Forward-looking statements contained in this news release speak only as of the date of this news release, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.